Exhibit 3.150
ARTICLES OF INCORPORATION
OF
TANGRAM REHABILITATION NETWORK, INC.
     I, the undersigned natural person of the age of twenty one years or more, and being a citizen of the State of Texas, acting as incorporator of a corporation formed under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE ONE
     The name of the corporation is TANGRAM REHABILITATION NETWORK, INC.
ARTICLE TWO
     The period of its duration is perpetual.
ARTICLE THREE
     The purposes for which the corporation is formed are:
     1. The transaction of any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act; and
     2. To buy, sell, lease, and deal in services, personal property, and real property subject to Part Four of the Texas Miscellaneous Corporation Laws Act.
ARTICLE FOUR
     The corporation is authorized to issue only one class of stock. The total number of shares that the corporation is authorized to issue is five hundred thousand (500,000) shares. Each share shall have a par value of one dollar ($1.00).
ARTICLE FIVE
     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least one thousand and no/100 ($1,000.00) dollars, consisting of money, labor done, or property actually received.
ARTICLE SIX
     The Post Office address of the corporation’s initial registered 404 College View Street, Bryan, Texas, 77801, and the name of its initial registered agent at such address is J. M. Szabuniewicz.
ARTICLE SEVEN
     The number of directors constituting the initial board of directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

J. M. Szabuniewicz	404 College View Street
Bryan, Texas 77801
ARTICLE EIGHT
     The name and address of the incorporator is:

J. M. Szabuniewicz	404 College View Street
Bryan, Texas 77801

     IN WITNESS WHEREOF, I have executed these Articles of Incorporation and hereunto set my hand on this ____ day of 1979.

/s/ J. M. Szabuniewicz
J. M. Szabuniewicz